EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                      (in thousands, except per share data)


                                                        Years Ended June 30,
Net income per share was computed as follows:         1994      1993      1992

 Primary:
   1) Income before cumulative effect of changes in
      accounting principles                          $4,807    $4,533    $3,901

   2) Cumulative effect of changes in accounting for:
       Postretirement benefits (net of income tax
        benefit of $355)                               (532)
       Income taxes                                     933

   3) Net income                                     $5,208    $4,533    $3,901

   4) Weighted average common shares outstanding      5,965     5,953     5,975

   5) Incremental shares under stock options
      computed under the treasury stock method
      using the average market price of issuer's
      common stock during the periods                   120        19        11

   6) Weighted average common and common equivalent
      shares outstanding                              6,085     5,972     5,986

   7) Income per share before cumulative effect of
      changes in accounting principles (item 1
      divided by item 6)                              $0.79     $0.76     $0.65

   8) Cumulative effect of changes in accounting for
      postretirement benefits and income taxes         0.07

   9) Net income per share (item 3 divided by item 6) $0.86     $0.76     $0.65

 Fully diluted:

   1) Income before cumulative effect of changes in
      accounting principles                          $4,807    $4,533    $3,901

   2) Cumulative effect of changes in accounting for:
       Postretirement benefits (net of income tax
        benefit of $355)                               (532)
       Income taxes                                     933

   3) Net income                                     $5,208    $4,533    $3,901

   4) Weighted average common shares outstanding      5,965     5,953     5,975

   5) Incremental shares under stock options
      computed under the treasury stock method
      using the market price of issuer's common
      stock at the end of the periods if higher
      than the average market price.                    207        27        11

   6) Weighted average common and common equivalent
      shares outstanding                              6,172     5,980     5,986

   7) Income per share before cumulative effect of
      changes in accounting principles (item 1 divided
      by item 6)                                      $0.78     $0.76     $0.65


   8) Cumulative effect of changes in accounting for
       postretirement benefits and income taxes        0.06

   9) Net income per share (item 3 divided by item 6) $0.84     $0.76     $0.65